EXHIBIT 22


                         SUBSIDIARIES OF THE REGISTRANT

         Name                                       State
--------------------------------------------------------------------------------
First-Citizens Bank & Trust Company           Chartered in North Carolina
                                              with branches is North Carolina,
                                              Virginia and West Virginia

Atlantic States Bank                          Chartered under the laws of the
                                              United States of America with
                                              branches in Georgia and Florida

FCB/NC Capital Trust I                        Statutory business trust created
                                              under the laws of the State of
                                              Delaware



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